                                                          Exhibit 99

                   NAI TECHNOLOGIES PLANS INVENTORY WRITE-DOWN

Huntington, NY - September 24, 1997 - NAI Technologies, Inc. (NATL-NASDAQ), a diversified international electronics company with a focus on advanced computer systems design, announced today that the Company will report a net loss for the third quarter due to a one-time write-down of approximately $3.0 million that is substantially related to inventory write-downs at its Codar Technology Inc. subsidiary, lower than anticipated sales at Codar and a faster than anticipated decline in the sales of the Wilcom subsidiary's standard MFT analog line treatment products.

         According to Robert A. Carlson, Chairman and CEO of the Company, "Sales and operating performance at the Lynwood and Systems subsidiaries remain strong. Unfortunately Codar's and Wilcom's business levels are well below expectations."

         Codar's inventory write-down was a result of the lower than anticipated sales as well as the completion of the withdrawal from electronic printer products and the replacement of certain of Codar's products on the U.S. Army CHS II program with new more advanced Codar products. These new products on the CHS II program will provide the U.S. Army with higher performance work stations and flat panel displays.

         NAI Technologies, Inc. is a leading provider of rugged computers, peripherals and integrated systems for military, government and commercial applications. In addition NAI Technologies, Inc. also supplies transmission equipment for analog, digital and fiber optic communications and data interchange networks. The Company's diverse customer base includes commercial markets requiring mobile computer and communications systems, U.S. and foreign armed services, intelligence agencies, the regional Bell operating companies and major worldwide independent telephone companies.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current plans and expectations of NAI Technologies and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, changes in government purchasing policies and budget constraints, competition, the continuity of booking trends, the absence of supply interruptions, new products' market acceptance and warranty performance.

                                       -5-